AGENCY AGREEMENT


Panoramic Care Manager Inc.                           ____________, 1999
11350 West 72nd Place
Arvada, Colorado
U.S.A.  80005

Attention:  Ms. Jill Flateland, Chief Executive Officer
            Mr. Byron Flateland, Chief Technical Officer

RE:  INITIAL PUBLIC OFFERING

Dear Sirs:

We, Canaccord Capital Corporation (the "Agent"), understand that Panoramic Care Manager Inc. (the "Company") proposes to undertake an initial public offering to raise gross proceeds of up to US $1,100,000 (the "Offering") through the sale of common shares of the Company (the "Shares") at a price of US $1.00 per common share (the "Offering Price"). The funds raised from the Offering will be used for the purpose of, among other things, funding expansion of the Company's software development and internet integration for disease management in the post-acute healthcare industry. We provide this letter to confirm the terms and conditions upon which we are prepared to act as your agent to offer and sell the Shares on your behalf. By signing a copy of this letter, you are confirming that we have entered into a binding agreement (the "Agreement") pursuant to which you will have appointed us as your exclusive agent to use our reasonable best efforts to offer and sell the Shares on the terms and conditions contained herein.

The additional terms and conditions of this Agreement are set forth below.

1.        DEFINITIONS

1.1       In this Agreement, including any schedules forming a part of this
          Agreement:

     (a) "Act" means the Securities Acts or equivalent securities regulatory legislation of the Qualifying Jurisdictions and "Act" means the Securities Act or equivalent securities regulatory legislation or a specified Qualifying Jurisdiction;

     (b) "Additional Shares" means any shares issued pursuant to the Greenshoe Option which will be the lesser of 15% of the Offering or the actual number of additional shares for which subscriptions have been received;

     (c) "Administrative Fee" means an administrative fee of Can. $4,000 + G.S.T. to be paid by the Company to the Agent on final closing of the Offering or termination of this Agreement;

     (d) "Agent's Commission" means the commission payable to the Agent by the Company upon the Closing Date for the sale of the Shares, being 7.5% of the gross proceeds of the Offering, payable in lawful U.S. currency. In addition, a commission will be payable to the Agent by the Company on any shares issued pursuant to the exercise of the Greenshoe Option on "Settlement" of the Greenshoe Option;


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                                     - 2 -

     (e) "Agent's Expenses" means the expenses of the Agent incurred on the Company's behalf in connection with the Offering and the review, preparation and filing of the Prospectuses, including, without limitation, the reasonable fees and expenses of the Agent's solicitors;

     (f) "Agent's Fee" means a corporate finance fee of 110,000 common shares of the Company payable to the Agent upon the Closing Date;

     (g) "Agent's Warrant" means a warrant entitling the Agent to purchase common shares of the Company equivalent to 15% of the number of Shares sold in the Offering, exercisable in whole or in part during the two year period following the Listing Date at the Offering Price during the first year and at the Offering Price plus 15% during the second year;

     (h) "Agent's Warrant Shares" means the Shares which will issued by the Company to the Agent upon exercise of the Agent's Warrant as partial consideration for its services hereunder;

     (i) "Agent's Shares" means the 110,000 common shares of the Company to be issued by the Company to the Agent in payment of the Agent's Fee;

     (j) "Applicable Securities Laws" means in respect of the Offering, the Acts and Regulations having application and the rules, policies, notices and orders issued by the applicable Regulatory Authorities having application;

     (k) "Closing Date" means a day within 10 business days from the Offering Day agreed upon by the Company and the Agent for the closing of the Offering;

     (l) "Commission" means the securities regulatory bodies (other than stock exchanges) of the Qualifying Jurisdictions and "Commissions" means the securities regulatory bodies of a specified Qualifying Jurisdiction;

     (m) "common shares" means the class of shares of the Company designated as common shares without par value;

     (n) "Conditional Listing" has occurred when the Exchange advises that the common shares of the Company have been conditionally listed;

     (o) "distribution" or ("distribute" as derived therefrom), "material change", "material fact", "misrepresentation" and "trade" have the meanings given to those terms in the Securities Act (British Columbia);

     (p) "Effective Date" means the date on which a final receipt for the Prospectus is issued by the Commissions of the Qualifying Jurisdictions;

     (q)  "Exchange" means the Vancouver Stock Exchange;

     (r) "Final Listing Submission" means the final submission (which will be in the form of a submission letter and may or may not include a long form of wrap-around listing application) filed with the Exchange to secure the Conditional Listing and, upon the satisfaction of those conditions, to secure the Full Listing;

     (s) "Final Prospectus" means the final prospectus filed with the Exchange and with the Commission for the purpose of qualifying the distribution of the Qualified Securities;

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                                     - 3 -

     (t) "Final Receipt" means the receipt issued by the Commission for the Final Prospectus;

     (u) "Full Listing" has occurred when the common shares of the Company have been listed, and when the issued common shares of the Company have been called for trading on the Exchange, as evidenced by a notice issued by the Exchange;

     (v) "Greenshoe Option" means an option granted by the Company to the Agent to solicit and accept subscriptions for additional shares;

     (w)  "Listing Date" means the day on which the Full Listing occurs;

     (x) "Listing Submissions" means the Preliminary Listing Submission and the Final Listing Submission;

     (y)  "Offered Securities" means the Shares;

     (z) "Offering Day" means the day on which the Agent offers and sells the Shares through the facilities of, and in accordance with the rules and policies of the Exchange;

     (aa) "Preliminary Listing Submission" means the submission (which will be in the form of a submission letter and may or may not include a long form or wrap-around listing application) filed with the Exchange to obtain comfort that the Conditional Listing will be secured;

     (bb) "Preliminary Prospectus" means the preliminary offering prospectus filed with the Exchange and with the Commission for the purpose of qualifying the distribution of the Qualified Securities;

     (cc) "Prospectuses" means the Preliminary Prospectus and the Final Prospectus;

     (dd) "Purchaser" means a person who subscribes for and purchases some of the Shares from the Offering;

     (ee) "Qualified Securities" means the Shares, the Agent's Shares, the Agent's Warrants, the Agent's Warrant Shares, and any Additional Shares issued pursuant to the exercise of the Greenshoe Option;

     (ff) "Qualifying Jurisdictions" means the Provinces of British Columbia and such other jurisdictions as the Agent and the Company may agree upon;

     (gg) "Regulations" means the securities rules or regulations proclaimed under the Acts and "Regulation" means the securities rules or regulations proclaimed under a specified Act;

     (hh) "Regulatory Authorities" means the Commissions and the Exchange; and

     (ii) "Time of Closing" means at 9:00 a.m. (Vancouver Time) on the Closing Date.

2.        NATURE OF THE TRANSACTION

2.1 The Company appoints the Agent as its exclusive agent for the Offering, and the Agent hereby agrees to act as the exclusive agent of the Company to use its reasonable best efforts to offer and sell the Shares in the Qualifying Jurisdictions to potential Purchasers resident in the Qualifying Jurisdictions.


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                                     - 4 -

2.2 If in the opinion of the Agent it is necessary, the Agent will form, manage and participate in a group of registered securities dealers (the "Selling Group") to offer and sell the Shares as provided for hereunder. In the event that a Selling Group is formed, the Agent will manage the Selling Group to the extent customary in the securities industry in Canada and require each member of the Selling Group to conduct the Offering on the terms and conditions set forth in this Agreement. Each member of the Selling Group shall be appropriately registered under the Applicable Securities Laws of the Qualifying Jurisdictions in which such member of the Selling Group offers and sells the Shares so as to permit it to lawfully offer and sell the Shares in such jurisdiction.

2.3       The Company covenants and agrees with the Agent that it will:

     (a) prepare and file with the Commissions under the Applicable Securities Laws of the Qualifying Jurisdictions, a Preliminary Prospectus, together with the required supporting documents, to permit the Agent to solicit expressions of interest for the Offering;

     (b) use its reasonable best efforts to address, as expeditiously as possible, the comments made in respect of the Preliminary Prospectus by the Commissions;

     (c) prepare and file, as soon as practicable after all of the comments referred to in subparagraph (b) above have been addressed, under the Applicable Securities Laws of the Qualifying Jurisdictions, the Final Prospectus, together with the required supporting documents, and use its reasonable best efforts to obtain the Final Receipt on or before June 15, 1999 or such other date as agreed to by the Company and the Agents, .and take all other steps and proceedings that may be necessary in order to qualify, under the Applicable Securities Laws of the Qualifying Jurisdictions, the distribution of the Qualified Securities;

     (d) prior to the Effective Date, apply to the Exchange for a conditional listing of its common shares, and prepare and file with the Exchange, using its reasonable best efforts to do so, a Preliminary Listing Submission, together with the required supporting documents, to obtain comfort that the Conditional Listing will be secured; and

     (e) use its reasonable best efforts to address, as expeditiously as possible, the comments made in respect of the Preliminary Listing Submission by the Exchange.

2.4 Following the Effective Date and after consulting with the Exchange, the Company and the Agent will set the Offering Day.

2.5       The Offering Day will be on or before the earlier of the day which is:

          (a)  90 days after the Effective Date; and

          (b) 12 months after the date of issue by the Commission of the preliminary receipt for the Prospectus.

2.6 The Offering will be made through the facilities of an in accordance with the rules and policies of the Exchange.

2.7 After the Offering has been completed, the Company and the Agent will file any documents required by the Exchange in order to remove the conditional listing and to list and commence trading of the common shares of the Issuer on the Exchange.

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                                     - 5 -

2.8 The Agent will advise the Company and its counsel in writing when the distribution under the Prospectus is complete.

2.9 The Agent will purchase all of the Shares for which subscriptions have not been received by the Offering Day. In consideration for the Agent's guarantee to purchase unsubscribed Shares, the Company will issue the Agent's Warrant to the Agent, or to members of the Agent's selling group as directed by the Agent. The Agent's Warrant will be exercisable for a period of two years from the Listing Date at a price equal to the Offering Price during the first year and at a price equal to the Offering Price plus 15% during the second year. The form of Agent's Warrant will be provided to the Company by the Agent and the terms and conditions contained therein will include, among other things, provisions for the appropriate adjustment in the class, number and price of the shares to be issued under the Agent's Warrant upon the occurrence of certain events, including any subdivision, consolidation or reclassification of the shares, the payment of stock dividends or the amalgamation of the Company.

2.10 The Company will use its best efforts to assist the Agent in placing the Shares, and in this regard will provide the Agent with a "President's List" of all persons, whether brokerage firms, institutional investors or others who have expressed interest in participating in any financing to be carried out by the Company, and to direct to the Agent any and all unsolicited inquiries regarding this Offering. It is agreed that the Agent will have the right but not the obligation to place the President's List

3.        GREENSHOE OPTION

3.1 The Agent may solicit and accept subscriptions for additional shares up to a maximum of 15% of the Offering (the "Greenshoe Option").

3.2 The number of additional shares subject to the Greenshoe Option will be the lesser of 15% of the Offering and the actual number of additional shares for which subscriptions have been received.

3.3 The Agent will advise the Company and the Exchange of the number of shares subject to the Greenshoe Option within five business days after the Offering Day and before the shares of the Company are listed and commence trading on the Exchange.

3.4 On receipt of notice in writing from the Agent given within 60 calendar days of the Offering Day, the Company will issue and deliver to the Agent forthwith, at the Offering Price, the number of shares subject to the Greenshoe Option.

3.5 Nothing in this Agreement will prevent the Agent form purchasing additional shares on the Exchange in order to fill subscriptions for additional shares.

4.        REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.1 The Company represents and warrants to the Agent, and acknowledges that the Agent will be relying upon such representations and warranties in entering into this Agreement, that:

     (a) the Company is a valid and subsisting corporation duly incorporated and in good standing under the laws of the jurisdictions in which it is incorporated, continued, or amalgamated;

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                                     - 6 -

     (b)  the Company has no subsidiaries;

     (c) the authorized and issued share capital of the Company is, and, except as provided for herein, will be immediately prior to the Time of Closing, as set forth on Schedule "A" to this Agreement;

     (d) the issued shares of the Company (the "Issued Shares") are validly issued and outstanding fully paid and non-assessable common shares of the Company registered in the names of, and, to the best of its knowledge, beneficially owned by, those individuals (the "Shareholders") as provided for on Schedule "B" to this Agreement, free and clear of all voting restrictions, trade restrictions, and, to the best of its knowledge, liens, charges or encumbrances of any kind whatsoever;

     (e) to the best of its knowledge and except as may be disclosed in the Prospectuses, there are no, nor will there be immediately prior to the Time of Closing, options, agreements or rights of any kind whatsoever to acquire all or any part of the Company's Issued Shares or any interest in them from the Shareholders or any one of them;

     (f) except for the Issued Shares, the securities referred to herein and the securities and agreements described on Schedule "A" hereto, if any, there are no, nor will there be immediately prior to the Time of Closing, documents, instruments or other writings of any kind whatsoever which constitute a "security" (as that term is defined in the British Columbia Act) of the Company, or agreements of any kind whatsoever to issue a security;

     (g) upon their issuance, the Shares, the Agent's Shares and any Additional Shares issued pursuant to the exercise of the Greenshoe Option will be validly issued and outstanding fully paid and non-assessable common shares of the Company registered in the names of the Purchasers thereof or the Agent, as the case may be, free and clear of all voting restrictions, trade restrictions and, except as may be created by the Purchasers thereof, liens, charges or encumbrances of any kind whatsoever;

     (h) upon its issuance, the Agent's Warrant will be validly created and issued by the Company and the certificate representing the Agent's Warrant Shares will, upon delivery by the Company to the Agent, constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms;

     (i) upon the exercise of the Agent's Warrant in accordance with its terms, the Agent's Warrant Shares issued upon such exercise will be validly issued and outstanding fully paid and non-assessable common shares of the Issuer free and clear of all voting restrictions, trade restrictions and, except as may be created by the purchasers thereof, any liens, charges or encumbrances of any kind whatsoever;

     (j) all of the material transactions of the Company have been promptly and properly recorded or filed in or with its minute book or records and the Company's minute book contain all records of the meetings and proceedings of its directors, shareholders and other committees, if any, since its incorporation;

     (k) the Company holds all material licenses and permits required for carrying on its business in the manner in which such business has been carried on and has the corporate power and capacity to own the assets owned by it and, to the best of the Company's knowledge,


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                                     - 7 -

          to carry on the business carried on by it and is duly qualified to carry on business in all jurisdictions in which it carries on business;

     (l) the Company has good and marketable title to its assets free and clear of all material liens, charges and encumbrances of any kind whatsoever save and except as will be disclosed in the Prospectuses;

     (m) the Company has no trademarks or patents save and except as will be disclosed in the Prospectuses, such disclosure to include all material particulars in respect of their registrations and status;

     (n) the Company will ensure that any contractor performing work on its behalf carries insurance for insurable risks and in amounts which are reasonable with regard to the nature of the work being carried on the Company's behalf, including but not limited to worker's compensation insurance and reasonable insurance with respect to public liability, and that all of the policies in respect of such insurance coverage are in good standing in all respects and are not in default in any respects;

     (o) the financial statements of the Company which will form part of the Preliminary Prospectus (attached to Schedule "C" to this Agreement) accurately reflect the financial position of the Company as at the date of the financial statements and there have been no adverse material changes in the financial position of the Company since that date, except as fully and plainly disclosed in the Prospectus, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis;

     (p) the books and records of the Company disclose all of its material financial transactions and such transactions have been fairly and accurately recorded;

     (q) except as disclosed in its financial statements or as will be disclosed in the Prospectuses:

          (i) the Company is not indebted to any of its directors, officers or promoters (collectively the "Principals"), other than in respect of accrued but unpaid compensation, or to any of the Shareholders (other than the Principals);

          (ii) none of the Principals or Shareholders is indebted or under obligation to the Company on any account whatsoever; and

          (iii) the Company has not guaranteed or agreed to guarantee any debt, liability or other obligation of any kind whatsoever of any person, firm or corporation of any kind;

     (r) there are no material liabilities of the Company, whether direct, indirect, absolute, contingent or otherwise which are not disclosed or reflected in its financial statements except those incurred in the ordinary course of its business since December 31, 1998;

     (s) since December 31, 1998, there has not been any adverse material change of any kind whatsoever in the financial position or condition of the Company, or any damage, loss or other change of any kind whatsoever in circumstances materially affecting its business or assets or the right or capacity to carry on its business, such business having been carried on in the ordinary course;

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                                     - 8 -

     (t) the directors, officers and key employees of the Company and their compensation arrangements with the Company, whether as directors, officers or employees of, or as independent contractors or consultants to, the Company will, if material, be disclosed in the Prospectuses, and, except as disclosed therein, there will be no pensions, profit sharing, group insurance or similar plans or other deferred compensation plans of any kind whatsoever affecting the Company;

     (u) all of the material contracts and agreements (collectively the "Material Contracts") of the Company will be disclosed in the Prospectuses, such disclosure to provide all material particulars thereof including the status of those Material Contracts;

     (v) all tax returns, reports, elections, remittances and payments of the Company required by law to have been filed or made, have been filed or made (as the case may be) and are substantially true, complete and correct and all taxes of the Company and of its Subsidiaries have been paid or they have been accrued in the Financial Statements;

     (w)  the Company:

          (i) has been assessed for all applicable taxes and has received all appropriate refunds;

          (ii) has made adequate provision for taxes payable for the current period for which tax returns are not yet required to be filed; and

          (iii) is not aware of any contingent tax liability of the Company;

     (x)  to the best of its knowledge, the Company has not:

          (i) made any election under Section 85 of the Income Tax Act (Canada) (the "Tax Act") with respect to the acquisition or disposition of any property; or

          (ii) acquired any property from a non-arm's length person with whom it was not dealing with at arm's length for proceeds greater than the fair market value thereof, or disposed of anything to a non-arm's length person for proceeds less than the fair market value thereof;

     (y) to the best of its knowledge, there are no actions, suits, judgments, investigations or proceedings of any kind whatsoever outstanding, pending or threatened against or affecting the Company or its Principals, at law or in equity or before or by any Federal, Provincial, Municipal or other governmental department, commission, board, bureau or agency of any kind whatsoever and, to the best of its knowledge, there is no basis therefor;

     (z) to the best of its knowledge, the Company and its Principals are not in breach of any law, ordinance, statute, regulation, by-law, order or decree of any kind whatsoever;

     (aa) the Company has good and sufficient right and authority to enter into this Agreement and complete its transactions contemplated under this Agreement on the terms and conditions set forth herein; and

     (bb) to the best of its knowledge, the execution and delivery of this Agreement, the performance of its obligations under this Agreement and the completion of its transactions contemplated under this Agreement will not conflict with, or result in the


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                                     - 9 -
          breach of or the acceleration of any indebtedness under, or constitute default under, the constating documents of the Company or any indenture, mortgage, agreement, lease, license or other instrument of any kind whatsoever to which the Company is a party or by which it is bound, or any judgment or order of any kind whatsoever of any Court or administrative body of any kind whatsoever by which it is bound.

4.2 The representations and warranties of the Company contained in this Agreement shall be true at the Time of Closing as though they were made at the Time of Closing and they shall survive the completion of the transactions contemplated under this Agreement.

5.        REPRESENTATIONS AND WARRANTIES OF THE AGENT

5.1 The Agent represents and warrants to the Company, and acknowledges that the Company will be relying upon such representations and warranties in entering into this Agreement, that:

     (a) the Agent holds all licenses and permits that are required for carrying on its business in the manner in which such business has been carried on and the Agent has the corporate power and capacity to carry on the business carried on by it and the Agent is duly qualified to carry on business in the Qualifying Jurisdictions;

     (b) the Agent has good and sufficient right and authority to enter into this Agreement and complete its transactions contemplated under this Agreement on the terms and conditions set forth herein;

     (c) the Agent is, and will remain so until the completion of the Offering, appropriately registered under Applicable Securities Laws so as to permit it to lawfully fulfill its obligations hereunder and the Agent is, and will remain so until the completion of the Offering, a member in good standing of the Exchange; and

     (d) the Agent will fulfill all legal requirements (including, without limitation, compliance with Applicable Securities Laws) to be fulfilled by it to act as the Company's agent in undertaking the Offering in the Qualifying Jurisdictions.

5.2 The representations and warranties of the Agent contained in this Agreement shall be true at the Time of Closing as though they were made at the Time of Closing and they shall survive the completion of the transactions contemplated under this Agreement.

6.        ADDITIONAL COVENANTS OF THE COMPANY

6.1       The Company covenants and agrees with the Agent that it will:

     (a) with respect to the filing of the Prospectuses as contemplated herein, fulfill all legal requirements to be fulfilled by the Company in connection therewith, in each case in form and substance satisfactory to the Agent as evidenced by the Agent's execution of the certificates attached thereto;

     (b) prior to the filing of each of the Prospectuses, allow the Agent to review each Prospectus and conduct all due diligence which the Agent may reasonably require in order to fulfill its obligations as a statutory underwriter and in order to enable it to execute, acting prudently and responsibly, the certificates required to be executed by the Agent in such documents;


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                                     - 10 -

     (c) during the period prior to the completion of the Offering, promptly notify the Agent in writing of any material change (actual or proposed) in the business, affairs, operations, assets or liabilities (contingent or otherwise) or capital of the Company, or of any change which is of such a nature as to result in a misrepresentation in either of the Prospectuses or any amendment thereto and:

          (i) the Company will, within any applicable time limitation, comply with all filing and other requirements under the Applicable Securities Laws of the Qualifying Jurisdictions, and with the rules of the Exchange, applicable to the Company as a result of any such change; and

          (ii) notwithstanding the foregoing, the Company will not file any amendment to the Prospectuses or any other material supplementary to the Prospectuses (all such amendments and material being the "Supplementary Material") without first obtaining the approval of the Agent as to the form and content thereof, which approval will not be unreasonably withheld and which will be provided in a timely basis;

          and, in addition to the foregoing, the Company will, in good faith, discuss with the Agent any change in circumstances (actual or proposed) which is of such a nature that there is or ought to be consideration given by the Company as to whether notice in writing of such change need be given to the Agent pursuant to this subparagraph.

     (d) deliver to the Agent duly executed copies of any Supplementary Material required to be filed by the Company in accordance with subparagraph (c) above and if any financial or accounting information is contained in any of the Supplementary Material, an additional Comfort Letter to that required by subparagraph (h)(i) below;

     (e) from time to time and without charge to the Agent, deliver to the Agent as many copies of each of the Prospectuses and any amendments thereto, if any, as the Agent may reasonably request, and such delivery will constitute the Company's consent to the Agent's use of the documents in connection with the Offering;

     (f) by the act of having delivered each of the Prospectuses and any amendments thereto to the Agent, have represented and warranted to the Agent that all material information and statements (except information and statements relating solely to the Agent) contained in such documents, at the respective dates of initial delivery thereof, comply with the Applicable Securities Laws of the Qualifying Jurisdictions and are true and correct in all material respects, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading, and that such documents, at such dates, contain no misrepresentation and together constitute full, true and plain disclosure of all material facts relating to the Company as required by the Applicable Securities Laws of the Qualifying Jurisdictions;

     (g) with respect to the filing of the Listing Submissions as contemplated herein, fulfill all of the requirements of the Exchange required to be fulfilled by the Company in connection therewith;

     (h)  deliver to the Agent:

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                                     - 11 -

          (i) at the time of execution of the Final Prospectus by the Agent, a comfort letter (the "Comfort Letter") of the Company's auditors addressed to the Agent and to the directors of the Company and dated as of the date of the Final Prospectus, in form and content acceptable to the Agent, acting reasonably, relating to the verification of the financial information and accounting data contained in the Final Prospectus and to such other matters as the Agent may reasonably require, which Comfort Letter will be based upon a review of the auditors having a cut-off date not more than two business days prior to the date of the Final Prospectus and shall be in addition to any comfort letter which must be filed with the Regulatory Authorities;

          (ii) at the time of the execution of the Final Prospectus by the Agent and, if requested by the Agent, at the Time of Closing as well, such legal opinions (the "Legal Opinions") of the Company's various legal counsel, addressed to the Agent and its legal counsel and dated as of the date in question, in form and content acceptable to the Agent, acting reasonably relating to the Final Prospectus and the Final Listing Submission, the trade and distribution of the Qualified Securities and to such other matters a the Agent may reasonably require;

          (iii) at the time of the execution of the Final Prospectus by the Agent and, if requested by the Agent, at the Time of Closing as well, a certificate (the "Officers' Certificate") of the Company, addressed to the Agent and its legal counsel and dated as of the date in question, in form and content acceptable to the Agent, acting reasonably, relating to the Final Prospectus and the Final Listing Submission, the trade and distribution of the Qualified Securities and to such other matters as the Agent may reasonably require; and

          (iv) at the time of the execution of the Final Prospectus by the Agent and, if requested by the Agent, at the Time of Closing as well, such other materials (the "Closing Materials") as the Agent may reasonably require and as are customary in a transaction of this nature, and the Closing Materials will be addressed to the Agent and to such parties as may be reasonably directed by the Agent and will be dated as of the date in question or such other date as the Agent may reasonably require;

     (i) from and including the date of this Agreement through to and including the completion of the Offering, do all such acts and things reasonably necessary to ensure that all of the representations and warranties of the Company contained in this Agreement or any certificates or documents delivered by it pursuant to this Agreement remain materially true and correct and not do any such act or thing that would render any representation or warranty of the Company contained in this Agreement or any certificates or documents delivered by it to this Agreement materially untrue or incorrect.

7.        ADDITIONAL COVENANTS OF THE AGENT

7.1       The Agent covenants and agrees with the Company that it will:

     (a) upon being satisfied, acting reasonably, that each of the Prospectuses and any amendments thereto is in a form satisfactory for filing with the Exchange and the Commissions (having regard to its obligations referred to in subparagraph 5.1(b) of this Agreement), execute each of the Prospectuses and any amendments thereto, as the case may be, presented to the Agent for execution, and the Agent will use its reasonable best efforts to assist the Company in obtaining the requisite approvals of the Regulator Authorities in connection with the preparation and filing of such documents;

     (b) use its reasonable best efforts to complete the distribution of the Shares as soon as reasonably practicable after the issuance of the Final Receipts; and

     (c) within five business days of the Offering Day and, in any event, prior to the Time of Closing, provide to the Company and to the Exchange either a letter confirming that the Exchange's initial distribution requirements have been met.

8.        CONDITIONS PRECEDENT

8.1 The following are conditions to the obligations of the Agent to complete the transactions contemplated in this Agreement:

     (a) all actions required to be taken by or on behalf of the Company, including the passing of all requisite resolutions of directors of the Company, will have been taken so as to approve the Prospectuses and to validly allot, issue, grant, sell and deliver, as applicable, the Qualified Securities and, if applicable, any common shares that may be issued on the exercise of any of the Qualified Securities, and to such other matters as the Agent may reasonably require;

     (b) if required by the Regulatory Authorities or by the Agent, certain of the Company's shareholders (including founders, management and certain investors) will have entered into any pooling or escrow agreements required by the Regulatory Authorities or by the Agent in connection with the transactions contemplated herein;

     (c) the Company will have made all necessary filings with and obtained all necessary approvals, consents and acceptances of the Regulatory Authorities for the Prospectuses, the Listing Submissions and to permit the Company to complete its obligations hereunder;

     (d)  the Conditional Listing will have been secured;

     (e) the Company will have, within the required time, delivered the required Comfort Letters, Legal Opinions, Officers' Certificates and other Closing Materials as the Agent may reasonably require;

     (f) no order ceasing or suspending trading in any securities of the Company, or ceasing or suspending trading by the directors, officers or promoters of the Company, or any one of them, or prohibiting the trade or distribution of any of the securities referred to herein will have been issued and no proceedings for such purpose, to the knowledge of the Company, will be pending or threatened;

     (g) the Company will have, as of the time of Closing, complied with all of its covenants and agreements contained in this Agreement;

     (h) the representations and warranties of the Company contained in this Agreement will be true and correct as of the Time of Closing as if such representations and warranties had been made as of the Time of Closing; and

     (i) no material adverse changes having occurred to the Company, its principals, business or offices prior to Closing.

9.        AGENT'S FEES AND EXPENSES

9.1 In consideration of the services to be rendered by the Agent to the Company hereunder, the Company agrees to pay the Agent, at the time and in the manner specified herein, the Agent's Commission, the Agent's Fee, the Agent's Warrant and the Administrative Fee.

9.2 The Company will pay all of the Agent's Expenses in relation to the transactions contemplated herein including, without limitation, the reasonable fees and expenses of the Agent's solicitors.

9.3 The Company will pay the Agent's Expenses even if the transactions contemplated herein are not completed or this Agreement is terminated, unless the failure of completion or the termination is the result of the breach of this Agreement by the Agent.

9.4 The Agent may, from time to time, render, or cause to be rendered, to the Company, accounts for the Agent's Expenses and the Company will pay those accounts on or before the dates set out therein.

9.5 The Agent's Shares to be issued in payment of the Agent's Fee will be validly created, issued and outstanding common shares of the Company registered in the name of the Agent (or as the Agent may so direct), free and clear of all voting restrictions, trade restrictions and, except as may be created by the holders thereof, liens, charges or encumbrances of any kind whatsoever. The Company will qualify the distribution of the Agent's Shares under the Final Prospectus to the extent permitted by the Regulatory Authorities.

9.6 The fees and expenses set out in this Part 9 of the Agreement are in addition to the sponsorship fee of US $10,000 plus G.S.T. and related expenses which are to be paid by the Company to the Agent pursuant to a Sponsorship Agreement dated February 16, 1999 between the Company and the Agent.

10.       CLOSING

10.1      In this Section:

          (a) "Certificates" means the certificates representing the Shares in the names and denominations reasonably requested by the Agent and the certificates representing the Agent's Shares and the Agent's Warrants;

          (b)  "Proceeds" means the gross proceeds of the Offering, less:

               (i)  that portion of the Agent's Commission payable in cash;

               (ii) the Administrative Fee;

               (iii) the expenses of the Agent in connection with the Offering which have not been repaid by the Issuer;

               (iv) any amount which has been attached by garnishing order or other form of attachment; and

               (v)  any amount already received by the Company.

10.2 The Company will, within 10 business days of the Offering Day, deliver the Certificates, through its registrar and transfer agent, to the Agent against payment of the Proceeds.

10.3 If the Company has satisfied all of its obligations under this Agreement, the Agent will, within 10 business days of the Offering Day, pay the Proceeds to the Company through its registrar and transfer agent, against delivery of the Certificates.

10.4 The obligation of the Agent to pay the Proceeds to the Company shall be subject to the following conditions precedent:

          (a) the Company shall have performed or complied with each covenant and obligation herein provided on its part to be performed or complied with;

          (b) each of the representations and warranties of the Company herein shall continue to be true, and the Officer's certificate shall contain certification to that effect;

          (c) the Company shall have made, within the time limited, each of the deliveries provided for herein; and

          (d) the Company shall have, to the satisfaction of the Agent's counsel, taken or caused to be taken all steps and proceedings which may be required under the Act to qualify the distribution of the Shares to the public in British Columbia through registrants who have complied with the provision of the Act including the filing and obtaining of receipts for the Prospectus.

10.5 The closing of the transactions contemplated under this Agreement (the "Closing") will be completed at the offices of Campney & Murphy, Suite 2100 - 1111 West Georgia Street, Vancouver, B.C., at the Time of Closing on the Closing Date.

10.6 The Company acknowledges that the Agent is not the agent of the Purchasers and that by agreeing to serve as the Company's agents for the purpose of filing the Prospectuses it in no way assumes any liability to the Purchasers.

10.7 Nothing in this Agreement shall prevent the parties from agreeing to amend any of the terms or conditions of this Part 11 of the Agreement should they mutually agree in writing to do so.

11.       RIGHT OF FIRST REFUSAL

11.1 The Company will notify the Agent of the terms of any future debt or equity financing, that the Company requires or proposes to obtain during the 12 months following the Closing Date and the Agent will have the right of first refusal to provide any such financing.

11.2 The right of first refusal must be exercised by the Agent within 30 days following receipt of the notice by notifying the Company that it will provide such financing on the terms set out in the notice.

11.3 If the Agent fails to give notice within the 30 days that it will provide such financing upon the terms set out in the notice, the Company will then be free to make other arrangement to obtain financing from another source on the same terms or on terms no less favourable to the Company, subject to obtaining the acceptance of the Regulatory Authorities.

11.4 The right of first refusal will not terminate if, on receipt of any notice from the Company under this Part 11 of the Agreement, the Agent fails to exercise the right. However, the right of first refusal will terminate if the Agent terminates this Agreement without completing the Offering provided for hereunder.

12.       INDEMNITY

12.1 The Company agrees to indemnify and hold harmless the Agent and each of the Agent's directors, officers, employees, agents and advisors and its subsidiaries and each of their respective directors, officers, employees, agents and advisors (collectively the "Indemnified Persons") against all losses, claims, costs, damages or liabilities (collectively the "Losses") whether joint or several, (including the aggregate amount paid in reasonable settlement of any such actions, suits, proceedings or claims), and the reasonable fees and expenses of counsel that may be incurred in advising with respect to and/or defending any claim to which any Indemnified Person may become subject or otherwise involved in any capacity under any statute or common law or otherwise insofar as such Losses arise out of or are based, directly or indirectly, upon the performance of services in connection or relating to the services provided by the Agent hereunder, except to the extent that such Losses result from the Agent's gross negligence or bad faith in performing such services. The Losses include but are not limited to Losses caused by or arising directly or indirectly by reasons of:

     (a) an untrue statement (or a statement alleged to be untrue) contained in the Prospectuses, the Listing Submissions, any amendments thereto, or other written or oral representation made by the Company to a Purchaser or potential Purchaser of the Shares or by reason of the omission to state any fact necessary to make statements not misleading (except for information and statements referring solely to the Agent);

     (b) the failure by the Company to obtain the requisite approvals, consents and acceptances of the Regulatory Authorities for the Prospectuses, Listing Submissions and the Offering;

     (c) a material breach by the Company of any of the terms of this Agreement;

     (d) any representation or warranty made by the Company herein being materially untrue or ceasing, in a material way, to be true prior to the Time of Closing;

     (e) any order made by any regulatory authority that trading in or distribution of any of the Company's securities is to cease or be suspended, or that trading by the directors, officers or promoters of the Company, or any one of them, shall cease or be suspended, including an order prohibiting the trade or distribution of any of the securities referred to herein;

     (f) the failure or inability of the Company to allot, issue and deliver any or all of the certificates representing the Shares, the Agent's Shares, the Agent's Warrant and the Agent's Warrant Shares as the Agent may reasonably require for the completion of the transactions referred to herein; and

     (g) a determination made by any competent authority setting aside the trade or distribution of any of the securities referred to herein.

12.2 If any matter contemplated by paragraph 12.1 is asserted in any action or claim against any one or more of the Indemnified Persons in respect of which matter indemnity may be sought against the Company pursuant to this Agreement, or any potential action or claim comes to their knowledge, the Indemnified Person will notify the Company as soon as possible in writing of the nature of the action or claim and the Company will be entitled to (but not required to) assume the defense of that action or claim, including the employment of legal counsel (satisfactory to the Indemnified Person, acting reasonably) and assume payment of the expenses in relation thereto. Each Indemnified Person will have the right to employ separate legal counsel in any action or claim and to participate in the defense thereof, but the fees and expenses of that counsel will be at the expense of the Indemnified Person and not of the Company unless:

     (h) the employment of that legal counsel has been specifically authorized in writing by the Company in connection with the defense of the action or claim;

     (i) the Company has not, within five business days after having received written notice of the action or claim from the Indemnified Person, employed legal counsel to have conduct of the defense of the action or claim; or

     (j) the named parties to any action or claim (including any added, third or impleaded parties) include both the Indemnified Person and the Company, and such Indemnified Person has been advised by counsel that there may be defenses available to the Indemnified Person which are different from or additional to those available to the Company (in which case the Company will not have the right to assume or direct the defense of action or claim on behalf of the Indemnified Person).

          Notwithstanding the foregoing, no settlement may be made by the Indemnified Person concerned without the prior written consent of the Company which consent will not be unreasonably withheld.

12.3 The Company will not make any claim for, and hereby irrevocably waives any right of statute or common law to, contribution against the Agent or any of the Agent's directors, officers, employees, agents or solicitors in the event of any action or claim brought against the Company as a result of any misrepresentation or alleged misrepresentation other than a misrepresentation or alleged misrepresentation relating solely to the Agent.

12.4 The right to indemnity herein provided will be in addition to and not in derogation of any other right to indemnity or contribution which any Indemnified Person may have by statute or otherwise at law.

12.5 The indemnity provided by this Agreement will remain in full force and effect until all possible liability of the Agent arising out of the transactions contemplated by this Agreement is extinguished by the operation of law and will not be limited to or affected by any other indemnity obtained by the Agent from any other person.

13.       TERMINATION OF AGREEMENT

13.1 In addition to any other remedies which may be available to the Agent, this Agreement may be terminated by the Agent at any time up to the Time of Closing in the event that:

     (a) an adverse material change in the affairs of the Company occurs or is announced by the Company;

     (b) there should develop, occur, or come into effect any catastrophe of national or international consequences or accident, governmental law, or regulation or other occurrence of any nature which, in the opinion of the Agent, seriously affect the financial markets or the business of the Company or any subsidiary of the Company or the ability of the Agent to perform its obligations under this Agreement;

     (c) the Shares cannot, in the opinion of the Agent, be profitably sold due to the state of the financial markets generally;

     (d) any order to cease or suspend trading in any of the securities of the Company, including an order which would prohibit the trade or distribution of any of the securities referred to herein, or an order to cease or suspend trading by a director, officer or promoter of the Company, or any one of them, is issued by any competent regulatory authority;

     (e)  the Company is in material breach of any term of this Agreement;

     (f) the Agent determines that any of the representations or warranties made by the Company in this Agreement are materially false or have become materially false;

     (g) an inquiry or investigation (whether formal or informal) in relation to the Company, or the Company's directors, officers or promoters, is commenced or threatened by an officer or official of any competent authority; or

     (h) the Final Receipt for the Final Prospectus has not been obtained on or before June 15, 1999, the Conditional Listing has not been obtained on or before March 30, 1999, or the Full Listing has not been obtained within the time required by the Regulatory Authorities as disclosed in the Final Prospectus.

          The right of the Agent to terminate this Agreement is in addition to such other remedies a Purchaser may have in respect of any default, misrepresentation, act or failure to act of the Company in respect of any of the transactions contemplated by this Agreement.

13.2 Any such termination shall be effected by notice in writing to the Company at any time prior to the Time of Closing. In the event that the Agent terminates this Agreement after having been paid the Agent's Commission, it will repay the Agent's Commission (but not the Agent's Expenses) to the Company forthwith.

14.       GENERAL

14.1 Time and each of the terms and conditions of this Agreement shall be of the essence of this Agreement and any waiver by the parties of this paragraph 14.1 or any failure by them to exercise any of their rights under this Agreement shall be limited to the particular instance and shall not extend to any other instance or matter in this Agreement or otherwise affect any of their rights or remedies under this Agreement.

14.2 The Schedules to this Agreement incorporated by reference and the recitals to this Agreement constitute a part of this Agreement.

14.3 This Agreement constitutes the entire Agreement between the parties hereto in respect of the matters referred to herein and there are no representations, warranties, covenants or agreements, expressed or implied, collateral hereto other than as expressly set forth or referred to herein.

14.4 The headings in this Agreement are for reference only and do not constitute terms of the Agreement.

14.5 The provisions contained in this Agreement which, by their terms, require performance by a party to this Agreement subsequent to the Closing Date of this Agreement shall survive the Closing Date of this Agreement.

14.6 No alteration, amendment, modification or interpretation of this Agreement or any provision of this Agreement shall be valid and binding upon the parties hereto unless such alteration, amendment, modification or interpretation is in written form executed by the parties hereto.

14.7 Whenever the singular or masculine is used in this Agreement the same shall be deemed to include the plural or the feminine or the body corporate as the context may require.

14.8 The parties hereto shall execute and deliver all such further documents and instruments and do all such acts and things as any party may reasonably require in order to carry out the full intent and meaning of this Agreement.

14.9 This Agreement may not be assigned by any party hereto without the prior written consent of all of the parties hereto.

14.10 This Agreement shall be subject to, governed by, and construed in accordance with the laws of the Province of British Columbia.

14.11 This Agreement may be signed by the parties in as many counterparts as may be deemed necessary and by facsimile transmission, each of which so signed shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

14.12 Any notice to be Given hereunder will be in writing and may be given by telecopier or by hand delivery and will, in the case of notice to the Company, be addressed and telecopied or delivered to:

                  Panoramic Care Manager Inc.
                  11350 West 72nd Place
                  Arvada, Colorado
                  U.S.A.  80005

                  ATTENTION:  Ms. Jill Flateland, Chief Executive Officer
                              Mr. Bryan Flateland, Chief Technical Officer

                  Tel:  (303) 422-4918
                  Fax:  (303) 422-4674

            with a copy to:

                  Campney & Murphy
                  2100 - 1111 West Georgia Street
                  Vancouver, British Columbia   V7X 1K9

                  ATTENTION:  Kevin Hisko

                  Tel:  (604) 688-8022
                  Fax:  (604) 688-0829
            and in the case of the Agent, be addressed and telecopied or delivered to:

                  Canaccord Capital Corporation
                  Stock Exchange Tower
                  2200 - 609 Granville Street
                  Vancouver, British Columbia
                  V7Y 1H2

                  ATTENTION:  Clifford Mah

                  Tel:  (604) 643-7035
                  Fax:  (604) 643-7733


            with a copy to:

                  Stikeman, Elliott
                  Suite 1700, Park Place
                  666 Burrard Street
                  Vancouver, British Columbia
                  V6C 2X8

                  ATTENTION:  Neville McClure

                  Tel:  (604) 631-1324
                  Fax:  (604) 681-1825

          The Company and the Agent may change their respective addresses for notice by notice given in the manner referred to above.

If the foregoing is in accordance with your understanding and agreed to by you, please signify your acceptance on the accompanying counterpart of this letter and return same to the Agent whereupon this letter as so accepted will constitute an agreement between the Company and the Agent enforceable in accordance with its terms.

                                           Yours truly,

                                           CANACCORD CAPITAL CORPORATION



                                           Per:
                                               ________________________________
                                               Authorized Signatory

The foregoing is accepted and agreed to on the _______ day of _________, 1999, effective as of the date appearing on the first page of this Agreement.

                                           Yours truly,

                                           PANORAMIC CARE MANAGER INC.



                                           Per:
                                               ________________________________
                                               Authorized Signatory

===============================================================================

                      SCHEDULE "A" TO THE AGENCY AGREEMENT
                    MADE BETWEEN PANORAMIC CARE MANAGER INC.
                       AND CANACCORD CAPITAL CORPORATION

                           FULLY DILUTED SHARE CAPITAL

===============================================================================

===============================================================================

                      SCHEDULE "B" TO THE AGENCY AGREEMENT
                    MADE BETWEEN PANORAMIC CARE MANAGER INC.
                       AND CANACCORD CAPITAL CORPORATION


                               SHAREHOLDERS' LIST

===============================================================================

===============================================================================

                      SCHEDULE "C" TO THE AGENCY AGREEMENT
                    MADE BETWEEN PANORAMIC CARE MANAGER INC.
                       AND CANACCORD CAPITAL CORPORATION

                              FINANCIAL STATEMENTS

===============================================================================

===============================================================================

                      SCHEDULE "D" TO THE AGENCY AGREEMENT
                    MADE BETWEEN PANORAMIC CARE MANAGER INC.
                       AND CANACCORD CAPITAL CORPORATION

                                 AGENT'S WARRANT

===============================================================================